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                                                                    EXHIBIT A-2
                                SERIAL PUT AGREEMENT



     THIS SERIAL PUT AGREEMENT ("Agreement") is entered into as of September 22, 1997 between Questron Technology, Inc., a Delaware corporation (the "Company"), and Doug Zadow, an individual, and Terry Bastian, an individual (collectively, the "Sellers").

     WHEREAS, the Company and the Sellers have entered into the Stock Purchase Agreement dated as of August 29, 1997 (the "Purchase Agreement") which provides for the issuance and sale to the Sellers of 475,106 shares of the Company's Common Stock.

     WHEREAS, the Company is granting Sellers the rights set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the provisions hereof, the parties agree as follows:

     1. Defined Terms. All terms that are not otherwise defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

     2. Serial Put Option.

        2.1. Grant of Serial Put. The Company hereby grants to the Sellers an option to sell 125,912 shares (the "Shares") of the Company's Common Stock issued to Sellers pursuant to the Purchase Agreement on a monthly basis in the following manner (the "Put Option"). Each of the Sellers hereby, in the absence of written notice to the Company given in accordance with Section 2.2, exercises his option to sell to the Company that number of Shares set forth opposite his name on Schedule A-1 for each of the seven months during the period October 1997 through April 1998 and that number of Shares set forth opposite his name on Schedule A-2 for each of the 53 months during the period May 1998 through September 2002. The 15th day of each of the foregoing months shall constitute a "Put Date." Each such sale shall be at a "Deemed Value" of $6.275 per share. Shares sold or to be sold pursuant to this Section 2.1 shall be referred to hereinafter as "Put Securities."

        2.2. Cancellation of Exercise of Put Option. Either Seller may, at his option, by written notice given to the Company at any time on or before the first day of the month in which a Put Date relating to any Put Securities is scheduled to occur, cancel his exercise with respect to all or a portion of the Shares to be sold on that month's Put Date or on any subsequent Put Date. Such notice shall specify the number of Shares and the Put Date(s) with respect to which the exercise of the Put Option is being cancelled. Once a notice of cancellation has been given to the Company with respect to any Shares or once any Shares have been sold to any person or entity other than the Company, the Seller's Put Option with respect to such Shares shall terminate and be of no further force or effect.

        2.3. Binding Obligation; Delivery of Share Certificates. In the absence of notice by Sellers pursuant to Section 2.2, each Seller shall be obligated to sell to the Company the Put Securities in accordance with this Agreement.
On or before the first day of each month in which a Put Date is scheduled to occur, each Seller shall deliver to the Company a certificate evidencing a number of shares equal to or greater than the number of Put Securities for that Put Date together with a duly executed stock power relating thereto. The Company shall be obligated


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to purchase the Put Securities and to pay for such Put Securities in accordance with Section 2.4.


        2.4. Payment. In the absence of a notice pursuant to Section 2.2, on or before each Put Date, the Company shall purchase the Put Securities at the purchase price set forth in Section 2.1 by payment in Federal or other immediately available funds by bank check or, if requested by Sellers, by wire transfer to an account of Sellers at any bank or trust company in the United States of America.

        2.5. Legal Restrictions. If the Company is not permitted by law on the Put Date to purchase all of the Put Securities pursuant to this Section 2, the amount of Put Securities to be purchased by the Company from Sellers shall be the maximum amount that can be legally purchased by the Company.

        2.6. Corrective Action. The Company shall take whatever reasonable actions are within its power to prevent (or to remedy, as the case may be) any condition or circumstance that may limit the amount of Put Securities that may be purchased by it.

        2.7. Registration of Put Securities. The Company shall file a registration statement under the Securities Act of 1933 on an appropriate form relating to the resale of the Shares within 60 days following the date hereof and shall use its best efforts to cause such registration statement to be declared effective under said Act.

     In the absence of a default within the meaning of Section 2.8, a Seller may not resell any Shares under the foregoing registration statement or otherwise prior to the Put Date relating to such Shares in the absence of the written consent of the Company.

        2.8. Default in Company's Obligations. In the event that the Company fails to make full payment for any Put Securities within five (5) business days of its receipt of written notice of such default from either Seller (including without limitation, a failure by reason of applicable legal restrictions):

          (a) the Company's obligations to purchase from such Seller any remaining Shares shall immediately accelerate; and

          (b) such Seller shall be entitled to resell (subject to compliance with applicable securities laws) any Shares, including without limitation, any Shares covered by future Put Dates.

     3. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered to any party in the names and at the addresses as set forth in the Purchase Agreement, or at such other address as may have been furnished to the other party in writing. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by facsimile, when received, unless otherwise expressly specified or permitted by the terms hereof.

     4. Changes in Common Stock. If, and as often as, there are any changes in the Company's Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required,

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so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

     5. Miscellaneous.

        5.1. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with relation to the subject matter hereof, and no party shall be liable or bound to the other in any manner with respect to the subject matter hereof except as specifically set forth herein.

        5.2. Headings. The headings and captions in the agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

        5.3. Binding Effect. The terms of this agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns whether so expressed or not. Neither party may assign any of its obligations, duties or rights under this agreement, except with the other party's written consent; provided, however, that the Company may designate a third party to purchase the Put Securities the Company is obligated to purchase hereunder, and provided further that such designation shall not act as a novation or relieve the Company of its obligations hereunder, except only to the extent that such designee actually purchases the Put Securities.

        5.4. Amendment. No amendment, modification or waiver of this Agreement shall be effective unless in writing and signed by the parties hereto.

        5.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first set forth above.


QUESTRON TECHNOLOGY, INC.



By:   /s/ Dominic A. Polimeni                /s/ Doug Zadow
      -----------------------------          ----------------------
Name:     Dominic A. Polimeni                Doug Zadow
Title:    Chairman, President and
          Chief Executive Office

                                             /s/ Terry Bastian
                                             -----------------------
                                             Terry Bastian

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                                 SCHEDULE A-1


            Sellers                           Shares
            -------                           ------

            Doug Zadow                         6,748

            Terry Bastian                      2,131
                                               -----
                                               8,879

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                                 SCHEDULE A-2


            Sellers                        Shares
            -------                        ------

            Doug Zadow                        914

            Terry Bastian                     289
                                            -----
                                            1,203